            As filed with the Securities and Exchange Commission on June 5, 2001
                                         Registration Statement No. 333-________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                  AVIDYN, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                          (State or other jurisdiction
                        of incorporation or organization)

                                   75-2297429
                      (I.R.S. Employer Identification No.)

                                   ----------

                         16980 DALLAS PARKWAY, SUITE 120
                               DALLAS, TEXAS 75248
                                 (972) 447-6447
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                   ----------

                          JOSEPH A. HENSLEY, PRESIDENT
                                  AVIDYN, INC.
                         16980 DALLAS PARKWAY, SUITE 120
                               DALLAS, TEXAS 75248
                                 (972) 447-6447
                (Name, address, including zip code, and telephone
         number, including area code, of registrant's agent for service)

                                   ----------

                        Copies of all communications to:

--------------------------------------------------------------------------------
                            STEPHANIE L. MCVAY, ESQ.
                                  AVIDYN, INC.
                         16980 DALLAS PARKWAY, SUITE 120
                               DALLAS, TEXAS 75248
                            TELEPHONE: (972) 447-6470
                            FACSIMILE: (972) 447-6448
--------------------------------------------------------------------------------

         Approximate date of proposed sale to the public:

         As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interested reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

================================================================================

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================

                                                                                  Proposed
                                                         Proposed                  maximum
  Title of Securities          Amount to be          maximum offering        aggregate offering           Amount of
   to be registered            registered(1)        price per share(2)            price(2)            registration fee
--------------------------------------------------------------------------------------------------------------------------
     Common Stock,
    $.01 par value             37,900 shares              $5.00                   $189,500                  $47.38
==========================================================================================================================


         (1) Pursuant to Rule 416, this Registration Statement covers any additional shares of Common Stock ("shares") which become issuable by reason of any stock dividend stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

         (2) Estimated solely for the purpose of computing the amount of the registration fee under Rule 457 of the Securities Act of 1933, as amended, based on the last sales price of the Common Stock of AVIDYN, Inc. as reported on the Nasdaq SmallCap within five business days prior to the date of filing of the Registration Statement.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                       SUBJECT TO COMPLETION, JUNE 5, 2001

PROSPECTUS

                                  37,900 SHARES
                                 OF COMMON STOCK

                                  AVIDYN, INC.

         This prospectus relates to 37,900 shares of common stock of AVIDYN, Inc. that may be sold from time to time by the selling stockholder named herein, or their transferees, pledgees, donees or successors.

         The shares are being registered to permit the selling stockholder to sell the shares from time to time in the public market. The selling stockholder may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 12. We cannot assure you that the selling stockholder will sell all or any portion of the common stock offered by this prospectus.

         We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "ADYN."

         The mailing address and telephone number of our principal executive offices is: 16980 Dallas Parkway, Suite 120, Dallas, Texas 75248, (972) 447-6447.

         BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is _________________, 2001.

                                TABLE OF CONTENTS


                                                   Page
Risk Factors ..............................         3
The Company ...............................        10
Use of Proceeds ...........................        11
Selling Stockholder .......................        11
Plan of Distribution ......................        12
Legal Matters .............................        14
Where You Can Find More Information .......        14
Commission Position on Indemnification ....        15

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

                           FORWARD-LOOKING STATEMENTS

         We desire to take advantage of the "safe harbor" provisions contained in Section 27A of the Private Securities Litigation Reform Act of 1995 and are including this statement in this Prospectus in order to do so. From time to time we may wish to make forward-looking statements based upon management expectations, to better inform existing and potential stockholders regarding various matters, including without limitation, projections regarding future income, completion of networks, future growth, as well as predictions as to the timing and success of specific projects. Such forward-looking statements are generally accompanied by words such as "believes," "anticipates," "estimate," "predict" or "expect" and similar expressions that convey the uncertainty of future events or outcomes.

         We believe the factors identified in this statement important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. We caution you that the forward-looking statements are subject to all the risks and uncertainties discussed under the caption "Risk Factors." Such statements are subject to certain risks and uncertainties, over which the Company has no control, which could cause actual results to differ materially from those projected. Such forward-looking information could be affected by changes in laws and regulations, interest rates, the rate of sales growth, price and product competition, new product introduction and social and economic conditions, such as increased competition in the managed care or healthcare industry and the amount, type and cost of financing available to the Company. Unpredictable or unknown factors not discussed herein could also have material adverse effects on forward-looking projections. We caution readers not to place undue reliance on these forward-looking statements that speak only as of the date hereof. We undertake no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. We also urge readers to carefully review and consider the various disclosures made by the Company in this Prospectus, as well as the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-KSB filed with the Securities and Exchange Commission.

                                  RISK FACTORS

         The shares being offered by this prospectus involve a high degree of risk. Prior to investing in the shares, you should consider carefully the following risks and speculative factors, together with other information in this prospectus.

         We caution you that we have used forward-looking statements in this report that involve risks and uncertainties. These forward-looking statements can be identified by the use of predictive, future tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans, statements regarding new products and objectives and statements concerning any assumptions relating to the foregoing. AVIDYN's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors in this Registration Statement. Please read the "Forward Looking Statements" paragraph at the top of this page.

AVIDYN HAS SUBSTANTIALLY LESS REVENUES

         In the first quarter of 2001, AVIDYN sold its PPO and TPA subsidiaries. As of March 31, 2001 approximately 81% of AVIDYN's assets, or approximately $13 million, is held in cash, cash equivalents and short-term investments. The PPO and TPA businesses historically generated the substantial majority of AVIDYN's revenue. ppoONE and ValueCHECK generated $2,150,000 in revenue for the year ended

December 31, 2000 and $1,270,000 for the three months ended March 31, 2001. Our performance will be significantly affected by any negative operating results of ppoONE or ValueCHECK.

AVIDYN MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE

         ppoONE has never been profitable and ValueCHECK was profitable for the first time during the three months ended September 30, 2000. AVIDYN's loss from continuing operations was $1,621,253 for the year ended December 31, 2000 and $129,656 for the three months ended March 31, 2001. We cannot assure you that the revenues of ppoONE and ValueCHECK will ever result in revenues equal to those historically recorded by AVIDYN or that ppoONE will ever be profitable. We are required to absorb corporate overhead and other fixed costs in order to succeed in our efforts to profitably expand ppoONE and ValueCHECK. While ppoONE has made significant investments in establishing its ASP technology, there can be no assurance as to its future prospects.

THE PURCHASE AGREEMENTS WILL EXPOSE AVIDYN TO CONTINGENT LIABILITIES

         Under each of the purchase agreements, AVIDYN or AVIDYN Holdings agreed to indemnify the buyer for breach of our representations and warranties contained in the applicable purchase agreement. Significant indemnification claims by the buyer of either the PPO or TPA businesses could materially and adversely affect our financial condition and results of operations.

DEPENDENCE ON KEY CLIENTS; LOSS OF REVENUES

         We have contracts with several key clients that account for a substantial portion of our total revenues. Based on revenues, our largest clients (including intercompany revenues from discontinued operations but excluding revenues of the discontinued operations) accounted for a significant portion of our revenues for 1999, 2000, and the three months ended March 31, 2001, as follows:


                                                         PERCENT OF REVENUE FROM
                                                        OUR THREE LARGEST CLIENTS
                                                        -------------------------
Three Months Ended March 31, 2001                         14.4%, 11.9% and 10.7%
2000                                                      19.1%, 18.7% and 11.7%
1999                                                      30.1%, 12.4% and 10.9%

         The loss of any principal customer could have a material adverse effect on our operating results.

COMPETITION

         ppoONE. The market for network software solutions is competitive and subject to rapid change. Competitors, many of which have substantially greater financial resources than ppoONE, vary in size and in the scope of the products and services they offer. ppoONE encounters competition from a number of sources including other application software providers, PPO and TPA software vendors and management information systems departments of customers and potential customers. ppoONE expects to experience additional competition from other established and emerging companies. Increased competition, whether from other products or new technologies, could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition and results of operations. ppoONE expects that it will face increased pricing pressures from its current competitors and new market entrants. Current major competitors include, but are not limited to, NetworX, WebMD, Plan Vista, ETC, United Providers and United Payers and Nichols TXEN. Price competition could adversely affect ppoONE's ability to obtain new long-term contracts and renewals of existing long-term contracts on terms favorable to ppoONE. Any reduction in the price of ppoONE's products could materially adversely affect AVIDYN's business, financial condition and results of operations. Some of ppoONE's current competitors and many of ppoONE's potential competitors have significantly greater financial, technical, marketing and other resources than ppoONE and broader integrated product lines. As a result, they may have competitive advantages over ppoONE including:

         (1) the ability to respond more quickly than ppoONE to new or emerging technologies and changes in customer requirements; and

         (2) the ability to devote greater resources to the development, promotion and sale of their products.

         New competitors or alliances among competitors may emerge and rapidly gain significant market share. ppoONE's customers, most of which have significantly greater financial and marketing resources than ppoONE, may compete with ppoONE in the future or otherwise discontinue their relationships with or support of ppoONE. ppoONE may not be able to compete successfully against current and future competitors, and competitive pressures faced by ppoONE may have a material adverse effect on its business, financial condition and results of operations.

         ValueCHECK. There are over 106 million lives enrolled in PPO plans in the United States today, and 95% of those covered lives are required to comply with utilization review procedures as defined in their benefit plan. This mature market is dominated by a handful of national firms that together control about 40% of the market. The remaining market is fragmented among over 200 smaller competitors, 80 of which focus on the group health segment. Most of the larger national firms have built products for the high-end Fortune 500 company market, and product design tends to feature a great deal of customization, product enhancements, ad hoc reporting capabilities, and corresponding premium pricing. Smaller vendors fall into several categories including software vendors, disease and demand management specialty boutiques that have entered the utilization review business, and turnkey consultants. ValueCHECK's target markets are TPAs, Taft-Hartley plans, associations and select self-insured employers who value customer service and early identification of high dollar claims at a lower price. We cannot assure you that ValueCHECK's approach to this market will be successful and will be able to be sustained.

         As ValueCHECK's services become more of a commodity, the price advantage that ValueCHECK currently enjoys may be eroded. This market is in the early stages of consolidation, with smaller firms beginning to be purchased by the larger firms. As competitors become larger, there is potential for the prices to decrease.

THE SALES CYCLE FOR ppoONE PRODUCTS IS LENGTHY AND UNPREDICTABLE

         Due in part to the business-critical nature of ppoONE's applications, potential customers perceive high risk in connection with adoption of ppoONE's products. As a result, customers have been cautious in making decisions to acquire ppoONE's products. In addition, because the purchase of ppoONE's products typically involves a conversion of the customer's data and a redesign of key business processes, delays in completing sales can arise while customers complete their internal procedures to approve, test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with the purchase of ppoONE's products is typically lengthy, unpredictable and subject to a number of significant risks over which ppoONE has little or no control, including customers' budgetary constraints and internal acceptance reviews. The sales cycle associated with the licensing of ppoONE's products typically ranges from 120 days to 18 months. As a result of the length of the sales cycle and the typical size of customers' orders, ppoONE's ability to forecast the timing and amount of specific sales is limited. A large portion of potential clients requires or desires a January 1 active date. This requirement puts extra burden on ppoONE's staff to do most of the implementations during the fourth quarter of each year. A lost or delayed sale could have a material adverse effect on our business, financial condition and results of operations.

ppoONE'S NEW PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE

         The market for network software solutions is still emerging. The rate at which businesses have adopted ppoONE's type products has varied significantly, and ppoONE expects to continue to experience such variations with respect to its products in the future. ppoONE has announced its PPO clearinghouse concept. ppoONE must obtain a sufficient number of clients before executing a clearinghouse concept, which may never occur. Although businesses in ppoONE's target markets have recognized the advantages of using network software solutions to automate their processes, many have developed systems internally rather than licensing them from outside vendors. The markets for ppoONE's products may not continue to develop, and ppoONE's products may not be accepted. If the markets for ppoONE's current or proposed products fail to develop, or develop more slowly than anticipated, ppoONE's sales would be negatively impacted, which would have a material adverse effect on our business, financial condition and results of operations.

ppoONE MUST KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES

         In the markets served by ppoONE, technology changes rapidly, and computer hardware, network operating systems, programming tools, programming languages, operating systems and database technology are constantly being improved. ppoONE's success will depend upon its ability to continue to develop and maintain competitive technologies, enhance its current products and develop, in a timely and cost-effective manner, new products that meet changing market conditions. In particular, ppoONE must respond to evolving customer needs, new competitive product offerings, emerging industry standards and changing technology. ppoONE has previously experienced significant delays in the development and introduction of new products and product enhancements, primarily due to capital resource constraints as well as difficulties with model development, which has in the past required multiple iterations and difficulties with adapting to particular operating environments. The length of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. Any significant delay in the completion of new products, or the failure of such products, if and when installed, to achieve any significant degree of market acceptance, would have a material adverse affect on AVIDYN's business, financial condition and results of operations. Any failure by ppoONE to anticipate or to respond adequately to changing technologies, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of ppoONE's products and would have a material adverse effect on AVIDYN's business, financial condition and results of operations.

ppoONE MUST PROTECT ITS INTELLECTUAL PROPERTY

         ppoONE relies on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights. ppoONE also seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite ppoONE's measures to protect confidentiality of intellectual property, it may be possible for a third party to copy or otherwise to obtain and use ppoONE's products or technology without authorization, or to develop similar technology independently. Patents may not be issued with respect to ppoONE's future patent applications, and ppoONE's future patents may not be upheld as valid or prevent the development of competitive products. In addition, to ensure that customers will not be adversely affected by an interruption in ppoONE's business, ppoONE places source code of its products into escrow, which may increase the likelihood of misappropriation or other misuse of ppoONE's intellectual property.

         Our business, financial condition and results of operations would be materially and adversely affected by infringement of our intellectual property rights. As the number of software products increases and the functionality of these products further overlap, ppoONE believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend and could materially and adversely affect AVIDYN's business, financial condition and results of operations.

ppoONE'S PRODUCTS ARE SUBJECT TO PRODUCT LIABILITY CLAIMS

         Software products as complex as those offered by ppoONE often contain undetected errors or failures when first introduced or as new versions are released. As ppoONE develops new products that operate in new environments, such as the Internet, the possibility for program errors and failures may increase due to factors such as the use of new technologies or the need for more rapid product development that is characteristic of the Internet market. Despite pre-release testing by ppoONE and by current and potential customers, there still may be errors in new products, even after post-testing distribution. The occurrence of errors could result in a delay in, or failure to achieve, market acceptance of ppoONE's products, which could have a material adverse affect on our business, financial condition and results of operations. Although ppoONE's license agreements with its customers typically contain provisions designed to limit ppoONE's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or judicial decisions. Because ppoONE's products are used in business-critical applications, any errors or failures in such products may give rise to substantial product liability claims, which could have a material adverse effect on our business, financial condition and results of operations.

BREACHES OF OUR NETWORK SECURITY COULD RESULT IN LIABILITY AND DAMAGE TO OUR BUSINESS REPUTATION

         The ppoONE products involve the storage of confidential customer and patient information at our data centers and the transmission of this data over private and public networks, including the Internet. Security breaches could result in legal liability and damage to our business reputation. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses or similar disruptive problems. In the event of such a security breach, proprietary and confidential information could be misappropriated or our operations could be interrupted. Such a security breach or interruption of our operations could damage our reputation and cause us to lose customers. In addition, any costs or imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

GOVERNMENT REGULATION

         Patient's Records. The confidentiality of patient records and the circumstances under which such information may be used or released are subject to substantial regulation by state and federal laws and regulations. Regulations governing electronic health data transmissions are evolving rapidly and are often unclear and difficult to apply.

         The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") was enacted on August 21, 1996. HIPAA required the Secretary of Health and Human Services (the "Secretary") to adopt national standards for certain types of electronic healthcare information transactions and the data elements used in such transactions, and to adopt standards to ensure the integrity and confidentiality of such information. Final standards were recently released but are subject to revision. These regulations may require modifications to AVIDYN's computer software and record-keeping practices. These changes may require AVIDYN to make substantial capital investments. The proposed regulations could have an adverse affect on our business, financial condition and results of operations. Any violation of HIPAA, or any regulations promulgated pursuant to HIPAA, may result in civil or criminal monetary penalties and imprisonment, depending on the degree of the offense.

         The confidentiality of patient records is subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of healthcare providers, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of medical information to implement security measures and impose restrictions on the ability of third-party processors, like ppoONE, to transmit certain patient data without specific patient consent. Any change in legislation could restrict healthcare providers from using ppoONE services.

         Other legislation governing the dissemination of medical record information is frequently proposed and debated at both the federal and state levels. Such legislation, if enacted, could require patient consent before even coded or anonymous patient information may be shared with third parties and could also require that holders or users of such information implement specified security measures. Any material restriction on the ability of healthcare providers to obtain or disseminate patient information could substantially harm our business, financial condition and results of operations.

         Internet Regulation. There are increasing numbers of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, and local governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and quality of products and services. Moreover, it may take years to determine whether and how existing laws apply to the Internet such as those governing issues such as intellectual property ownership and infringement, privacy, libel, copyright, trademark, trade secret, obscenity, personal privacy, taxation, regulation of professional services, and the regulation of the sale of other specified services. The requirement to comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for ppoONE's services, increase the cost of doing business or otherwise have a material adverse effect on ppoONE's business, financial condition and results of operations.

         Internet Taxation. A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although in October 1998 Congress placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly exempted from this moratorium. Once this moratorium is lifted in 2001, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from such activities.

         Healthcare. The Company anticipates that federal and state legislatures will continue to review and consider alternative healthcare solutions and payment methods. The Company is unable to determine to what extent its products will be affected by any managed care initiatives of the federal and state governments or private sector initiatives, as there is increasing emphasis on market-driven modifications. Also, the Company is unable to determine the favorable or unfavorable impact, if any, such initiatives would have on its operations.

         Utilization Review and Case Management. Each state's government regulates the utilization review and case management industry and regulations vary from state to state. ValueCHECK is licensed in each state that requires a license or certification in which it does business. ValueCHECK is in the process of applying for licensure in all other states that require utilization review licensure or certification. In October 1999, ValueCHECK was awarded a full 2-year accreditation for Health Utilization Management Standards by URAC.

AVIDYN MUST RECRUIT AND RETAIN QUALIFIED PERSONNEL

         AVIDYN's future success depends to a significant degree upon the continued service of members of our senior management and other key research, development, sales and marketing personnel. Accordingly, the loss of any of the Company's senior management or key research, development, sales or marketing personnel could have a material adverse affect on the Company's business, financial condition and results of operations. Only a small number of employees have employment agreements with the Company, and there can be no assurance that such agreements will result in the retention of these employees for any significant period of time. In addition, the untimely loss of a member of the management team or a key employee of a business acquired by the Company could have a material adverse affect on the Company's business, financial condition and results of operations, particularly if such loss occurred before the Company had adequate time to familiarize itself with the operating details of that business and provide a suitably experienced replacement for such employee. In the past, the Company has experienced difficulty in recruiting a sufficient number of qualified sales and technical employees. In addition, competitors may attempt to recruit the Company's key employees. There can be no assurance that the Company will be successful in attracting, assimilating and retaining such personnel. The failure to attract, assimilate and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT INFORMATION SYSTEMS; PROPRIETARY TECHNOLOGY

         Our management information systems are critical to our operations because the information generated allows us to negotiate price discounts for provider services, monitor network utilization and perform other client services. In addition, these systems are critical to the timely, efficient processing and/or review of provider claims. We rely on a combination of trade secrets and copyright protections to establish and protect our proprietary rights to these information systems. We cannot assure you, however, that the legal protections and the precautions taken by us will be adequate to prevent misappropriation of our technology. In addition, these protections and precautions will not prevent development by independent third parties of competitive technology or products, and some companies have already developed products which, to some extent, perform functions similar to those performed by our information systems.

MISSION CRITICAL THIRD PARTY SOFTWARE

         ValueCHECK licenses the MedAdvice 2001 utilization review and case management software. While this software has been efficient and reliable in the past we cannot assure you that it will continue to be so. ValueCHECK plans to continue licensing third party software to support our day-to-day processes, review decisions, vital documentation and customer reporting.

CONTROL OF AVIDYN

         Currently, The Answer Partnership, Ltd. owns 2,696,157 shares, or 57.1%, of our Common Stock. As a result, The Answer Partnership, Ltd. in essence elects our entire Board of Directors and any other matter coming before the stockholder proposals. J. Ward Hunt, Chairman of AVIDYN, controls The Answer Partnership, Ltd. due to his position as its managing partner of the general partner.

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE OF
INCORPORATION AND BYLAW PROVISIONS

         Our Certificate of Incorporation and Bylaws contain provisions that may discourage acquisition bids for AVIDYN. We have substantial authorized but unissued capital stock available for issuance. Our Certificate of Incorporation contains provisions which authorizes the Board of Directors, without the consent of stockholders, to issue additional shares of Common Stock and issue shares of Preferred Stock in series, including establishment of the rights, powers and preferences, including voting rights, of holders of the Preferred Stock, and grant authority to the Board to amend our Bylaws. Additionally, our Bylaws empower the Board to increase or decrease the number of directors, subject to certain limitations, and specify that directors will generally hold office until the next annual meeting of stockholders. These provisions may have the effect, either alone or in combination with each other, of (1) limiting the price that certain investors might be willing to pay in the future for the Common Stock,
(2) delaying, deferring or otherwise discouraging an acquisition or change in control of AVIDYN deemed undesirable by the Board of Directors or (3) adversely affecting the voting power of stockholders who own Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

         All of the 2,696,157 shares of Common Stock owned by The Answer Partnership are eligible for sale under the Securities Act and Rule 144 promulgated thereunder. Any future sales of substantial amounts of Common Stock in the open market or the availability of such shares could adversely affect the market for the Common Stock.

AUTHORIZATION OF PREFERRED STOCK

         The Company's Certificate of Incorporation authorizes the issuance of 4,000,000 shares of Preferred Stock. The Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

                                   THE COMPANY


         AVIDYN(TM), Inc. ("AVIDYN" or the "Company") is a healthcare information services company. AVIDYN conducts its business through the following two operating companies serving the healthcare industry:

         o   ppoONE, Inc. ("ppoONE"), providing Application Service Provider
             (ASP) eHealth solutions for preferred provider organizations ("PPOs") and payers, and

         o ValueCHECK, Inc. ("ValueCHECK"), providing utilization review and case management for third party administrators ("TPAs"), payers and PPOs.

Each subsidiary is accounted for as a separate segment of the Company.

         In the first quarter of 2001, the Company sold MedicalControl Network Solutions, Inc. ("MNS"), providing managed care services primarily through its preferred provider networks, and Diversified

Group Administrators, Inc. ("Diversified"), providing TPA services. Accordingly, the historical operating results of MNS and Diversified are reported as discontinued operations. In connection with the sale of MNS, the Company changed its name from MedicalControl, Inc. to AVIDYN, Inc.

         ppoONE, using its proprietary application software, database structures and reports, is an Internet-based ASP delivering enterprise software solutions for PPOs, insurance companies and other healthcare provider network organizations. ppoONE enables such entities and their clients to manage provider data, contract data and client data, to reprice healthcare claims to reflect negotiated rates and to produce data analyses. During 1998, ppoONE began formally marketing its software and data center services.

         ValueCHECK, a utilization review and case management company, began doing business January 1, 1999. Its primary target market is the self-insured employer distributed through TPAs and PPOs. ValueCHECK sells its product on a stand-alone basis and as an integrated solution to PPOs with ppoONE's ASP product. As of June 1, 2001, ValueCHECK was providing service to over 500 employer clients representing nearly 700,000 member lives.

         The Company was incorporated in October 1989 as a Delaware corporation. Unless the context otherwise requires, the term the "Company" refers to AVIDYN, Inc. and its current direct and indirect wholly owned subsidiaries. Effective January 1, 1998, the Company established ppoONE as a subsidiary and transferred its repricing services operations to ppoONE. Therefore all references to the operations of ppoONE prior to January 1, 1998 are to operations of the Company. The Company's executive offices are located at 16980 Dallas Parkway, Suite 120, Dallas Texas 75248 and its telephone number is (972) 447-6447.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock offered under this Prospectus.

                               SELLING STOCKHOLDER

         The table below lists the selling stockholder and other information regarding the beneficial ownership of the common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder as of June 1, 2001. The third column lists the number of shares of common stock that may be resold under this prospectus. The selling stockholder has not had any material relationship with us within the past three years.


                                                                                         Shares Beneficially Owned
                                   Number of Shares          Number of Shares              After the Offering(1)
          Name of                 Beneficially Owned        Registered for Sale          -------------------------
    Selling Stockholder           As of June 1, 2001              Hereby                 Number            Percent
    -------------------           ------------------       --------------------          -------------------------
Stuart Hunt                             37,900                    37,900                   -0-               -0-
and
Fallon Creek L.P.


----------

(1)      Assumes the sale of all the shares offered hereby.

                              PLAN OF DISTRIBUTION

RESALES BY SELLING STOCKHOLDER

         We are registering the resale of the shares on behalf of the selling stockholder. The selling stockholder may offer and resell the shares from time to time, either in increments or in a single transaction. The Selling Stockholder may also decide not to sell all the shares it is allowed to resale under this prospectus. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

DONEES AND PLEDGEES

         The term "selling stockholder" includes donees, i.e., persons who receive shares from a selling stockholder after the date of this prospectus by gift. The term also includes pledges, i.e.,persons who, upon contractual default by a selling stockholder, may seize shares, which the selling stockholder pledged to such person.

COSTS AND COMMISSIONS

         We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling stockholder will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

TYPE OF SALE TRANSACTION

         The selling stockholder may sell the shares in one or more types of transactions (which may include block transactions) including:

         o   on the Nasdaq SmallCap Market

         o   in the over-the-counter market,

         o   in negotiated transactions,

         o   through put or call option transactions,

         o   through short sales, or

         o   any combination of such methods of sale.

     The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholder has informed us that it has not entered into any agreements, understandings or arrangement with any underwriters or broker-dealers regarding the sale of the shares. The selling stockholder has also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

SALES TO OR THROUGH BROKER-DEALERS

         The selling stockholder may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of a selling stockholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of the shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

DEEMED UNDERWRITING COMPENSATION

         The selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section (2)(a)(11) of the Securities Act. Any commission received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

INDEMNIFICATION

         We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

PROSPECTUS DELIVERY REQUIREMENTS

         Because the selling stockholder may be deemed an underwriter, it must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Nasdaq Small Cap Market in accordance with Rule 153 under the Securities Act. We have informed the selling stockholder that its sales in the market may be subject to the anti-manipulative provisions of Regulation M under the Exchange Act.

STATE REQUIREMENTS

         Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

SALES UNDER RULE 144

         Selling stockholder may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

DISTRIBUTION ARRANGEMENTS WITH BROKER-DEALERS

         If selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

         o   a block trade,

         o   special offering,

         o   exchange distribution or secondary distribution, or

         o   a purchase by a broker or dealer,
we will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

         The supplement will disclose:

         o the name of each such selling stockholder and of the participating broker-dealer(s),

         o   the number of shares involved,

         o   the price at which such shares were sold,

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         o that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

         o   any other facts material to the transaction.

         The SEC may deem the selling stockholder and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Selling stockholder has purchased the shares of common stock in the ordinary course of its business, and at the time the selling stockholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the shares directly or indirectly.

UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, SELLING STOCKHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING STOCKHOLDER OR ANY SUCH OTHER PERSON.

                                  LEGAL MATTERS

         Our counsel, Stephanie L. McVay, Esq., Dallas, Texas, has rendered an opinion to the effect that the common stock offered hereby is duly and validly issued, fully paid and non-assessable.

                       WHERE YOU CAN FIND MORE INFORMATION

         GOVERNMENT FILINGS: We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Rooms. Most of our filings are also available to you free of charge at the Commission's web site at http://www.sec.gov. Our Internet website address is http://www.avidyn.com.

         STOCK MARKET: Our common stock is listed on the Nasdaq Small Cap Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         REGISTRATION STATEMENT: We have filed a registration statement under the Securities Act with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about AVIDYN, Inc. and the common stock offered under this prospectus.

         INFORMATION INCORPORATED BY REFERENCE: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

         o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

         o Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001;

         o   Our Registration Statement on Form 8-A filed on April 30, 1993;.

     Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

     You may request free copies of these filings by writing or telephoning us at the following address:

                  Investor Relations
                  AVIDYN, Inc.
                  16980 Dallas Parkway, Suite 120
                  Dallas, Texas  75248
                  (972) 447-6447

                     COMMISSION POSITION ON INDEMNIFICATION

         We have agreed in certain circumstances to indemnify our directors and directors in their capacity as directors and directors of the Company against all liability and reasonable expense, all to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee ..............        $   48
*Printing Expenses ................         1,000
*Legal Fees and Expenses ..........         2,000
*Accounting Fees and Expenses .....         3,000
*Miscellaneous Expenses ...........         1,952
                                           ------
                  TOTAL ...........        $8,000

----------

       *Estimated


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation permits us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines and amounts paid in settlement actually and reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation.

We have also agreed to indemnify our directors in their capacity as directors of the Company against any and all liability and reasonable expense that may be incurred by the director to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

ITEM 16.    EXHIBITS

5.1 Opinion of Stephanie L. McVay, as to the legality of the securities being registered.

23.1     Consent of Grant Thornton LLP, independent public accountants.

23.2     Consent of Stephanie L. McVay.


ITEM 17.    UNDERTAKINGS

       (a)  RULE 415 OFFERINGS

       The undersigned small business issuer hereby undertakes that it will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (b)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE

         Insofar as indemnification for liabilities arising under the Securities Act, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Joseph A. Hensley his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorney-in-fact and agent shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has dully caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 5, 2001.


                                             Registrant:
                                             AVIDYN, Inc.


                                             By: /s/ JOSEPH A. HENSLEY
                                                ------------------------------
                                                 Joseph A. Hensley, President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Name                               Title                                        Date
         ----                               -----                                        ----

/s/ JOSEPH A. HENSLEY                                                                   6/5/01
------------------------------              President
Joseph A. Hensley                           (principal executive officer)

/s/ BOB E. BUDDENDORF                       Senior Vice President and Chief             6/5/01
------------------------------              Financial Officer
Bob E. Buddendorf                           (principal accounting officer)

/s/ JOHN WARD HUNT
------------------------------              Chairman of the Board of Directors          6/5/01
John Ward Hunt

/s/ WILLIAM L. AMOS, JR.
------------------------------              Director                                    6/5/01
William L. Amos, Jr., M.D.

/s/ FRANK M. BURKE, JR.
------------------------------              Director                                    6/5/01
Frank M. Burke, Jr.

/s/ DAVID SAMUEL COATS
------------------------------              Director                                    6/5/01
David Samuel Coats

                                  EXHIBIT INDEX


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
   5.1         Opinion of Stephanie L. McVay, as to the legality of the
               securities being registered.

  23.1         Consent of Grant Thornton LLP, independent public accountants.

  23.2         Consent of Stephanie L. McVay.
